Fairchild Semiconductor Files Patent Lawsuit Against Power Integrations in China

SAN JOSE, Calif.--(BUSINESS WIRE)--Fairchild Semiconductor (NYSE: FCS - News), a leading global supplier of high performance power and mobile products, announced it has filed a patent infringement lawsuit against Power Integrations, Inc. in the People's Republic of China.

Fairchild is seeking a permanent injunction preventing the sale, manufacture or use in China, or the importation into China, of Power Integrations products alleged to infringe four Chinese patents, including products in the TinySwitch II, TinySwitch III, LinkSwitch II, LinkSwitch XT and TOPSwitch GX product families. The company is also seeking monetary damages. The lawsuit was filed in Suzhou Intermediate Court.

Fairchild Semiconductor and its subsidiaries hold more than 2,200 patents on the company's inventions worldwide.

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